As Filed with the Securities and Exchange Commission on March 7, 2011       File No.333-172052

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DINELLO RESTAURANT VENTURES, INC.
(Exact name of registrant as specified in its charter)
Florida	5812	14-1877754
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2701 4th Street North, Units 102/103

St. Petersburg, Florida 33704

(727) 896-3278  Facsimile:  727-896-0160

(Address and telephone number of principal executive offices)

Harrison Law, P.A.

6860 Gulfport Blvd. South, #162

St. Petersburg, FL  33707

(941) 723-7564

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer. ☐	Accelerated filer. ☐
Non-accelerated filer. ☐ (Do not check if a smaller reporting company)	Smaller reporting company. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price [1,2]	Amount of Registration Fee
Common Stock par value $0.001	$42,122.50	4.89
Total	$42,122.50	$4.89

[1] Maximum 421,225 shares of common stock, with no minimum, relate to the Offering by twenty-nine (29) selling security holders. [2] Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS

Dated March 7, 2011

DINELLO RESTAURANT VENTURES, INC.

The Securities Being Offered by Selling Security Holders of Dinello Restaurant Ventures, Inc. Are Shares of Common Stock

Shares offered by Security Holders:  421,225

The selling security holders named in this prospectus are offering to sell 421,225 shares of Dinello Restaurant Ventures, Inc.’s (“Dinello’s”) common stock through this prospectus and we deem them “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933.

Dinello's common stock is presently not traded on any market or securities exchange. Accordingly, the sales price to the public is fixed at $0.10 per share for the duration of the offering or until such time as a market develops and at which time the selling security holders may sell at the market price. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Dinello’s is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. The shares of Dinello’s common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending nine months after the date the registration statement has been declared effective by the SEC, or until the date on which we otherwise terminate the offering prior to the expiration of nine months.  The actual number of shares sold will vary depending upon the individual decisions of the selling security holders.  None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or similar account.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 3 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public, Offering	$0.10	$42,122.50
Underwriting Discounts and Commissions, Offering	-0-	-0-
Proceeds to Dinello Restaurant Ventures, Inc.	-0-	-0-

The date of this prospectus is March 7, 2011

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TABLE OF CONTENTS

Dealer Prospectus Delivery Instructions

Until                , 2011 all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART I – Information Required In Prospectus

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Dinello Restaurant Ventures, Inc. (“Us,” “We,” “Our,” "Dinello’s,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business

Since inception on April 2, 2003, Dinello Restaurant Ventures, Inc. has engaged in the operation of a pizza, pasta and grinder sandwich restaurant.

Dinello Restaurant Ventures, Inc. will continue use its expertise and experience to be competitive in the marketing of its specialty pizzas and sandwiches.  It is our belief that we have a better quality food product will set us apart from our competition.  We believe that because we use fresh and not frozen pizza dough, vegetables and non-blended cheese that we have a better quality product.  This is only our belief and is not supported by any scientific or taste study to prove this belief. To support our belief, our restaurant will continue to employ the use of in-house development of new recipes for pizzas, pasta and sandwiches. We believe our target market is in an area that we can increase our market share.  Due to the closure of several pizza stores in our competing area we believe we have additional customers to gain through a solid advertising program. We further believe that this market that is currently served primarily by large chain pizza stores that concentrate only on the sale based primarily on price. By analyzing the advertising of the three major chains Pizza Hut, Domino’s and Papa John’s we know that the low price advertising they emphasize shows they are concentrating on price and not necessarily quality.  The industry magazine Pizza Today in its February and March 2011 issues discuss the price war amongst the large chains and how small independent store such as Caramello’s Pizzeria can survive by providing quality instead of low cost pizza.  By concentrating our efforts on the quality of our products while providing for cost effectiveness, management believes that it can grow and expand our business in our store.  Caramello’s Pizzeria is our sole location and our efforts at expansion are focused solely on gaining additional dine-in, delivery and carry-out business at this location.

While our key employee has over ten (10) years experience in this area of business, we are at a disadvantage with our large competitors. Our competitors have the benefit of more years experience in operations and a larger capital base, while our business has fewer years in operation and a smaller capital base.  Our lack of experience coupled with our minimal capital base makes any investment in our Company a high risk.

We do compete with many national pizza chain stores such as Domino’s; Papa John’s; Little Caesars and Pizza Hut.  These firms have the experienced personnel, years in business, capitalization, and a reputation that make it difficult for us to compete.   As a result of such competition, we will concentrate our efforts on trying to more fully develop the dine-in, delivery and carry-out business for our store in our immediate five (5) mile population base by offering what we believe are better pizza, pasta and sandwiches.

Our State of Organization	We were incorporated in Florida on April 2, 2003. Our principal address is 2701 4th Street North, Units 102/103, St. Petersburg, Florida, 33704. Our phone number is (727) 896-3278.

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The Offering
Number of Shares Being Offered	We are offering to sell up to 421,225 shares of common stock at the fixed price of $0.10 per share.
Number of Shares Outstanding After the Offering	3,238,078 shares of our common stock are issued and outstanding. We have no other securities issued.
Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling security holders.
Plan of Distribution

The Offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We may or may not seek quotation of our common stock on the Over-the-Counter-Bulletin-Board (“OTCBB”). However, no assurance can be given that our common stock will be approved for quotation on the OTCBB even if we make application to the OTCBB. Selling security holders, as underwriters, must sell their shares at $.10 per share for the duration of this offering.

Risk Factors

You should carefully consider all the information in this Prospectus including the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.  If we decide to seek quotation on the OTCBB, we must obtain a market maker to file an application with the Financial Industry Regulatory Authority (FINRA) on our behalf.  There is a risk that we may not be able to obtain a market maker to file such an application.  If a market maker does file an application on our behalf, it may take as long as nine (9) months to one (1) year to be approved by the FINRA.  We may or may not seek to have a market maker file a Listing Application on our behalf.

Selected Financial Data
	For the Year ended December 31, 2010 (Audited)	For the Year Ended December 31, 2009 (Audited)
Balance Sheet
Total Assets	$ 32,680	$ 17,585
Total Liabilities	27,286	21,122
Stockholder’s Equity	5,394	(3,538)
Statement of Operations
Revenue	445,929	564,509
Total Expense	468,758	560,293
Other Income (expense)	5,453	(631)
Net Income (Loss)	$ (17,376)	$ 3,585

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred both profits and losses from inception while realizing our revenues and we may never generate substantially more revenues or be profitable in the future.

Risks Relating to Our Business

Economic events have adversely impacted our business and results of operations and may continue to do so.

Many parts of the world including the United States are currently in a recession and we believe that these weak general economic conditions will continue through the end of 2011 and most likely beyond. The ongoing impacts of the housing crisis, high unemployment and the rising of commodities prices may further exacerbate current economic conditions that impact our business. As the economy struggles, our customers may become more apprehensive about the economy and/or related factors, and may reduce their level of discretionary spending. A decrease in spending due to lower consumer discretionary income or consumer confidence in the economy could impact the frequency with which our customers choose to dine out or the amount they spend on meals while dining out, thereby decreasing our revenues and negatively affecting our operating results. Additionally, we believe there is a risk that if the current negative economic conditions persist for a long period of time and become more pervasive, consumers might make long-lasting changes to their discretionary spending behavior, including dining out less frequently on a more permanent basis ..

The current industry downturn is negatively impacting our business with a revenue decline in fiscal 2010.

We had a small loss from continuing operations, net of taxes of $17,376 in fiscal 2010.  Our revenues decreased due to the weak economic environment.   If the economic environment deteriorates further, or is prolonged, resulting in continued revenue decreases, and our actions to respond to these conditions are not sufficient, we could continue to see our revenues decline and we would suffer losses.

Changing discretionary spending patterns and general economic conditions could reduce our guest traffic and/or average revenue per guest, which would have an adverse effect on our revenues.

Purchases at our restaurant are discretionary for our customers and, therefore, we are susceptible to economic slowdowns. In particular, our restaurant caters primarily to dining customers that have less discretionary disposable income than those attracted to restaurants offering a high-end dining experience. We believe that the vast majority of our weekday revenues and a substantial portion of our weekend revenues from the restaurant are derived from working class families that must budget more closely than diners with more disposable income. Accordingly, we believe that our business is particularly susceptible to any factors that cause a reduction in disposable income. We also believe that consumers generally are more willing to make discretionary purchases, including restaurant meals, during periods in which favorable economic conditions prevail. Changes in spending habits as a result of the current economic slowdown and reduction in consumer confidence have reduced our guest traffic, which adversely affected our revenues.

The future performance of the U.S. economy and global economies are uncertain and are directly affected by numerous global and national factors, in addition to other factors that are beyond our control. These factors, which also affect discretionary consumer spending, include among other items, international, national, regional and local economic conditions, disposable consumer income, consumer confidence, terrorist attacks and the United States’ participation in military actions. We believe that these factors have adversely impacted our business and, should these conditions continue, worsen or be perceived to be worsening or should similar conditions occur in the future, we would expect them to continue to adversely impact our business.

There are factors both within and without our control that can cause our results of operations to fluctuate significantly.

A number of factors have historically affected, and will continue to affect, our restaurant revenue including, among other factors:

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our ability to execute our business strategy effectively;

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competition;

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consumer trends;

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introduction of new menu items; and

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general international, national, regional and local economic conditions.

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Our results of operations and revenues could be adversely affected by our inability to expand our operations within anticipated time periods and budgets.

There are a number of factors which may impact the amount of time and money required for the expansion of our business, including but not limited to, delays by the landlord in making improvements to the building we occupy, shortages of skilled labor, labor disputes, shortages of materials, delays with obtaining permits and local government regulations.

Our continued growth depends on our ability to expand and operate profitably.

A substantial majority of our historical growth has been due to a thriving economy. When comparing fiscal 2010 to fiscal 2009, revenues declined due to the continued recession.  Our ability to expand is dependent upon a number of factors, some of which are beyond our control, including but not limited to our ability to:

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find quality suppliers who offer lower product pricing;

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reach acceptable agreements regarding our lease;

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develop additional sources of marketing that are within our budgetary constraints;

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comply with applicable zoning, land use and environmental regulations;

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raise, borrow or have available an adequate amount of money for expansion costs;

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hire, train and retain the skilled management and other employees necessary to meet staffing needs in a timely manner;

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obtain, for an acceptable cost, required permits and approvals;

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successfully promote our restaurant and compete in the market in which we are located.

We are reviewing our business model to determine whether we should consider looking for additional sites for potential future restaurants. Typically, there has been a “ramp-up” period of one to two years before a restaurant can achieve its targeted level of performance. This “ramp-up” period, however, could be longer if the weak economic environment continues. The delay in achieving targeted level of performance is usually due to higher operating costs caused by start-up and other temporary inefficiencies associated with opening new restaurants such as lack of market familiarity and acceptance should we enter new markets.

We may not be able to attract enough customers to a new restaurant because potential customers may be unfamiliar with our restaurant or the atmosphere or the menus of our restaurant might not appeal to them. As a result, the operating results generated at a new restaurant may not equal the operating results generated at our existing restaurant. In the event we choose to open a new restaurant we may even operate at a loss, which could have a significant adverse effect on our overall operating results ..

Our existing senior personnel, restaurant management systems, financial controls, information systems and other systems and procedures may be inadequate to support any expansion, which could require us to incur substantial expenditures that could adversely affect our operating results.

Our restaurant may not be able to compete successfully with other restaurants and, as a result, we may not achieve our projected revenue and profitability targets.

If our restaurant is unable to compete successfully with other restaurants in our existing market, we may not achieve our projected or historical revenue and profitability targets. Our industry is intensely competitive with respect to price, quality of service, restaurant location, ambiance of facilities and type and quality of food. We compete with national and regional restaurant chains and independently owned restaurants for customers, restaurant locations and qualified management and other restaurant staff. Compared to our business, our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the market where our restaurant is located or may be located should we choose to expand.

Our success depends in part upon the continued popularity of pizza, pasta and grinder sandwiches.

Shifts in consumer preferences away from this type of food could materially adversely affect our operating results. The restaurant industry is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and eating and purchasing habits. Our success depends in part on our ability to anticipate and respond to changing consumer preferences, as well as other factors affecting the restaurant industry, including new market entrants and demographic changes.

Continued expansion by our competitors in the pizza, pasta and sandwich segment of the restaurant industry could prevent us from realizing anticipated benefits from growth in our existing restaurant revenue.

Our competitors have opened many pizza, pasta and sandwich shops in recent years and a key element of our strategy is to expand in our existing market. If we overestimate demand for our menu offering or underestimate the popularity of our competitors’

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restaurants, we may be unable to realize anticipated revenues from expansion in our current market. Similarly, if one or more of our competitors open new restaurants in our existing or anticipated markets, revenues in our restaurant may be lower than we expect. Any unanticipated slowdown in demand due to industry growth or other factors could reduce our revenue and results of operations, which could cause our revenue to decline substantially.

Restaurant companies have been the target of class action lawsuits and other proceedings alleging, among other things, violations of federal and state workplace and employment laws. Proceedings of this nature, if successful, could result in our payment of substantial damages.

Our results of operations and liquidity may be adversely affected by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of restaurant companies, have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various state and federal wage and hour laws regarding employee meal deductions, the sharing of tips amongst certain employees and failure to pay for all hours worked. In the event we were named in this type of proceeding we may incur substantial damages and expenses resulting from such a lawsuit, which would increase the cost of operating our business and decrease the cash available for other uses, and may require us to borrow capital or cease operations.

Litigation concerning food quality, health and other issues could impact our results of operations or require us to incur additional liabilities or cause customers to avoid our restaurants.

Occasionally customers file complaints or lawsuits against restaurants alleging that they are responsible for an illness or injury they suffered at or after a visit to the restaurant .. We may also be subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state laws regarding workplace and employment, discrimination and similar matters. In addition, we could become subject to class action lawsuits related to these matters in the future .. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers .. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims would materially adversely affect our financial condition, results of operations and liquidity. Adverse publicity resulting from these claims may negatively impact sales.

Taxing authorities may select to audit our federal, state and/or local tax returns from time to time, which may result in tax assessments and penalties that could have an adverse effect on our results of operations and financial condition.

We are subject to federal, state and local taxes in the U.S. Although we believe that our tax reporting is reasonable, if any taxing authority disagrees with the positions taken by the Company on its tax returns, we could have additional tax liabilities, including interest and penalties, which, if material, could have an adverse impact on our results of operations and financial condition.

Increases in the prices of, and/or reductions in the availability of food products could reduce our operating margins and our revenues.

We purchase large quantities of certain food stuffs, particularly cheese and flour, which are subject to extreme price fluctuations due to seasonal shifts, climate conditions, industry demand and other factors. Our food costs represented approximately 25% and 38% of our food costs during fiscal 2010 and fiscal 2009, respectively. The market for cheese is particularly volatile. For example, the impact of diminished performance of our cheese from our supplier in the spring of 2010 resulted in requiring us to pay significantly higher prices for the same cheese being purchased as pre-shredded which is approximately $.10 per pound higher than cheese we can shred in our store. If prices for the types of cheese we use in our restaurant increases in the future and we choose not to pass, or cannot pass, these increases on to our customers, our operating margins would decrease, perhaps materially. If certain kinds of cheese become unavailable for us to purchase, our revenues could decrease as well.

We may experience higher operating costs, including increases in supply prices and employee salaries, wages and benefits, which will adversely affect our operating results if we cannot increase menu prices to cover them.

If we increase the compensation or benefits to our employees or pay higher prices for food items or other supplies, we will have an increase in our operating costs. If we are unable or unwilling to increase our menu prices or take other actions to offset increased operating costs, our operating results will suffer. Many factors affect the prices that we pay for the various food and other items that we use to operate our restaurant, including seasonal fluctuations, changes in weather or demand and inflation. Factors that may affect the salaries and benefits that we pay to our employees include local unemployment rates and changes in minimum wage and employee benefits laws. Other factors that could cause our operating costs to increase include fuel prices, cost of gas and electricity, occupancy and related costs, maintenance expenditures and increases in other day-to-day expenses. In addition, various proposals that would require employers to provide health insurance for all of their employees are being considered from time-to-time in the U.S. Congress

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and various states. The imposition of any requirement that we provide health insurance to all employees could have an adverse effect on our operating performance.

Increases in the minimum wage could increase our labor costs. For example, under the Federal Minimum Wage Act of 2007, on July 24, 2009, the federal minimum wage increased to $7.25 per hour. If we are unable to offset the increased labor costs by increasing our menu prices or by other means, this could have a material adverse effect on our business and results of operations.

Our operating results may fluctuate significantly due to the seasonality of our business and these fluctuations make it more difficult for us to predict accurately and address in a timely manner factors that may have a negative impact on our business.

Our business is subject to seasonal fluctuations that may vary greatly depending upon the region in which our particular restaurant is located. These fluctuations can make it more difficult for us to predict accurately and address in a timely manner factors that may have a negative impact on our business. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. In addition, in the past we have incurred, and in the future are likely to incur, a net loss in the third quarter due to the seasonality of our business, with revenues generally being less in the third quarter primarily due to our reduced summer volume.

Our results of operations are affected by a variety of factors, including severe weather conditions, and have fluctuated significantly in the past and can be expected to continue to fluctuate significantly in the future.

Our results of operations have fluctuated significantly in the past and can be expected to continue to fluctuate significantly in the future. Our results of operations are affected by a variety of factors, including:

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the timing of new restaurant openings by competitors;

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changes in consumer preferences;

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general economic conditions;

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severe weather conditions; and

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actions by our competitors.

Our restaurant is located in a region that is susceptible to severe weather conditions. As a result, adverse weather conditions in this area could damage our restaurant, result in fewer guest visits to the restaurant and otherwise have a material adverse impact on our business. For example, our business was adversely impacted in the third and fourth quarters of fiscal 2007 due to hurricanes and severe weather in Florida. Therefore, you should not rely on our past results of operations as being indicative of the future.

Negative factors or publicity surrounding our restaurant or the consumption of pizza, pasta and sandwiches generally could adversely affect consumer taste, which could reduce sales our restaurant and make our brand less valuable.

Because our competitive strengths include the quality of our food and our restaurant facilities, we believe that adverse publicity relating to these factors or other similar concerns affects us more than it would restaurants that compete primarily on other factors. Any shifts in consumer preferences away from the kinds of food we offer, particularly pizza, whether because of dietary or other health concerns or otherwise, would make our restaurant less appealing and adversely affect our revenues. Adverse changes involving any of these factors could further reduce our guest traffic and/or impose practical limits on pricing, which could further reduce our revenues and operating income.

Instances of food-borne illness and outbreaks of disease, as well as negative publicity relating thereto, could result in reduced demand for our menu offerings and reduced traffic in our restaurants and negatively impact our business.

Instances of food-borne illness, including Bovine Spongiform Encephalopathy, which is also known as BSE or mad cow disease, aphthous fever, which is also known as hoof and mouth disease, as well as hepatitis A, lysteria, salmonella and e-coli, whether or not traced to our restaurant, could reduce demand for our menu offerings. Outbreaks of disease, including severe acute respiratory syndrome, which is also known as SARS, Avian flu and other influenzas, could reduce traffic in our restaurant. Any of these events would negatively impact our business. In addition, any negative publicity relating to these and other health-related matters may affect consumers’ perceptions of our restaurant and the food that we offer, reduce guest visits to our restaurant and negatively impact demand for our menu offerings. Because our competitive strengths include the quality of our food, adverse publicity relating to these matters or other similar concerns affects us more than it would restaurants that compete primarily on other factors.

We depend upon frequent deliveries of food and other supplies,  which subjects us to the possible risks of shortages, interruptions and price fluctuations.

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Our ability to maintain consistent quality throughout our restaurant depends in part upon our ability to acquire fresh food products, including fresh vegetables and cheese, and related items from reliable sources in accordance with our specifications and in sufficient quantities. Our dependence on suppliers, as well as the number of available suppliers of fresh vegetables and cheese, subjects us to the possible risks of shortages, interruptions and price fluctuations. If any of these suppliers do not perform adequately or otherwise fail to distribute products or supplies to our restaurant, we may be unable to replace the suppliers in a short period of time on acceptable terms. Our inability to replace our suppliers in a short period of time on acceptable terms could increase our costs and could cause shortages at our restaurant of food and other items that may cause us to remove certain items from our restaurant’s menu or temporarily close. If we temporarily close our restaurant or remove popular items from our menu, we may experience a significant reduction in revenue during the time affected by the shortage and thereafter, as our customers may change their dining habits as a result. We have no long-term contracts for any food items used in our restaurants .. We currently do not engage in futures contracts or other financial risk management strategies with respect to potential price fluctuations in the cost of food and other supplies, which we purchase at prevailing market or contracted prices.

We may incur additional costs or liabilities and lose revenues impacting operating results as a result of litigation and government regulation affecting the operation of our restaurant.

Our business is subject to extensive federal, state, and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes, land use and employee, health, sanitation and safety matters.

Typically our restaurants’ license to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause. Alcoholic beverage control regulations relate to various aspects of daily operations of our restaurants, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing and inventory control, handling and storage. The failure of our restaurant to timely obtain and maintain liquor or other licenses, permits or approvals required to serve alcoholic beverages or food could delay or prevent the opening of, or adversely impact the viability of, and any negative publicity related thereto could have an adverse effect on, the restaurant and we could lose significant revenue.

Our restaurant is subject to “dram shop” laws or similar laws, which generally allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at our restaurant. A judgment against us under “dram shop” laws or similar laws could exceed our liability insurance coverage policy limits and could result in substantial liability for us and have a material adverse effect on our results of operations. Our inability to continue to obtain such insurance coverage at reasonable costs also could have a material adverse effect on us.

To the extent that governmental regulations impose material additional obligations on our suppliers, including, without limitation, regulations relating to the inspection or preparation of meat, food and other products used in our business, product availability could be limited and the prices that our suppliers charge us could increase. We may not be able to offset these costs through increased menu prices, which could have a material adverse effect on our business. If our restaurant was unable to serve particular food products, even for a short period of time, we could experience a reduction in our overall revenue, which could have a material adverse effect on us. In addition, further government regulation including laws restricting smoking in restaurants and bars may reduce guest traffic and adversely impact our sales.

We could be subject to litigation and governmental fine, censure or closure in connection with issues relating to our food and/or our facilities. The food products that we serve, including meat and cheese, are susceptible to food borne illnesses. Other restaurant companies have been named as defendants in actions seeking damages as a result of food borne illnesses and actions brought under state laws regarding notices with respect to chemicals contained in food products and regarding excess moisture in the business premises. To date, none of these matters has had a material adverse effect on our business, but that may not continue to be the case in the future.

The costs of operating our restaurant may increase if there are changes in laws governing minimum hourly wages, working conditions, overtime and tip credits, health care, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations such as those governing access for the disabled, including the Americans with Disabilities Act. If any of these costs were to increase and we were unable to offset the increase by increasing our menu prices or by other means, this could have a material adverse effect on our business and results of operations.

Legislation and regulations requiring the display and provision of nutritional information for our menu offerings in our restaurant could negatively impact our results of operations.

The national health care reform legislation enacted on March 23, 2010, contains provisions that require restaurants with 20 or more locations to post calorie information on menus and additional nutritional information in writing at the restaurant. The FDA is currently drafting specific regulations which it must implement within one year from the date of passage of the federal legislation.

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Additionally, there is pending and new legislation by certain states and other municipalities relating to nutritional content, nutritional labeling and menu labeling regulations. These laws and regulations have required and will continue to require certain restaurant locations to include specified nutritional information on their menu and other materials presented to customers or to otherwise post such information in the restaurants.  In the event legislation is passed regarding single restaurant operations it will have a significant impact on our costs of operation.

As a single restaurant location the requirements to post nutritional information on our menu or in our restaurant could reduce demand for our menu offerings, reduce customer traffic and/or reduce average revenue per customer, which would have an adverse effect on our revenue. In addition, we may incur expenses as a result of our compliance with such laws and regulations including costs relating to menu printing. Compliance may also increase our exposure to litigation or governmental investigations or proceedings.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to Caramello’s Pizzeria and other names and marks used by our restaurant, which could adversely affect the value of the Caramello’s brand.

We have not registered the “Caramello’s Pizzeria” mark used by our restaurant as a trade name in Florida or any state or the United States Patent and Trademark Office. The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. The unauthorized use or other misappropriation of our trade name could diminish the value of our restaurant concept and may cause a decline in our revenue.

We occupy our restaurant under a long-term non-cancelable lease and we may be unable to renew our lease at the end of its terms.

Our restaurant is located in leased premises. Our current lease is non-cancelable and has terms of 3 years with multiple renewal options for terms of 3 years. If we are unable to renew our restaurant lease, we may close or relocate our restaurant, which could subject us to construction and other costs and risks, and could have a material adverse effect on our business and results of operations. For example, closing our restaurant, even during the time of relocation, will reduce the sales that the restaurant would have contributed to our revenues. Additionally, the revenue and profit, if any, generated at a relocated restaurant may not equal the revenue and profit generated at the existing location.

Any new indebtedness may adversely affect our financial condition, results of operations, limit our operational and financing flexibility and negatively impact our business.

Any revolving credit facility, and other debt instruments we may enter into in the future, may have negative consequences to the Company, including but not limited to the following :

•

our ability to obtain financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•

we may use a substantial portion of our cash flows from operations to pay interest on any new indebtedness, which will reduce the funds available to us for operations and other purposes;

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our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•

our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•

our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily upon our operations to provide funds to pay our expenses and to pay any amounts that may become due under any new credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by various financial, business, economic and other factors, many of which we cannot control.

We could face labor shortages that could slow our growth and adversely impact our ability to operate our restaurants.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to keep pace with our anticipated expansion and meet the needs of our existing restaurant. A sufficient number of qualified individuals of the requisite caliber to fill these positions may be in short supply. Any future inability to recruit and retain qualified individuals may delay the planned expansion of our restaurant. Any such delays, any material increases in employee turnover rate or any widespread employee dissatisfaction could have a material adverse effect on our business and results of operations. Additionally, competition for qualified employees could require us to pay higher wages, which could result in higher labor costs and could have a material adverse effect on our results of operations.

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While our expansion is limited to our single restaurant, labor shortage remains a critical factor in our ability to increase the revenues at our Caramello’s Pizzeria.

We depend on the services of key a key executive, the loss of whom could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our senior executive, John Paquette is important to our success because he is instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging any necessary financing. Losing the services of Mr. Paquette could adversely affect our business until a suitable replacement could be found. Neither Mr. Paquette nor our Secretary/Treasurer, Ms. Diane J. Harrison, are bound by employment agreements with us. We do not maintain key person life insurance policies on any of our executives.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. We estimate that it will cost approximately $15,000 annually to maintain the proper management and financial controls for our filings.  In addition, as a public company we are required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, so that our management can certify as to the effectiveness of our internal controls and our independent registered public accounting firm can render an opinion on the effectiveness of our internal controls over financial reporting, which requires us to document and test the design and operating effectiveness of our internal controls over financial reporting. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an unqualified opinion on the effectiveness of our internal controls over financial reporting, or if material weaknesses in our internal controls are identified, or if we fail to comply with other obligations imposed by the Sarbanes-Oxley Act rules relating to corporate governance matters, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Our current insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

We believe we maintain insurance coverage that is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. For example, we believe that insurance covering liability for violations of wage and hour laws is generally not available. These losses, if they occur, could have a material adverse effect on our business and results of operations.

Another spread of H1N1 or Similar Influenza May Adversely Affect Our Business.

Another spread of H1N1, which is more commonly known as “swine flu,” or similar influenza, may adversely affect our business. Even if H1N1 influenza does not spread significantly, the perceived risk of infection or significant health risk may adversely affect our business.

Weak Internal Controls Over Financial Accounting may result in financial losses and, therefore, a depressed market value of our common stock.

During the fiscal years 2009 and 2010 we discovered weak internal controls over our financial accounting.  It has been necessary for us to obtain the services of an accounting professional to locate and correct our weaknesses.  There is no guarantee that we will be able to have complete control for quite some time and we may suffer financial losses as a direct of the weak controls.

Risks Relating to our Common Stock

Our future results may vary significantly in the future which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

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We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We declared dividends of $7,700 and $40,000 as “S” corporation dividends during 2009 and 2008 respectively.  Since our reclassification to a “C” corporation we have not paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 421,225 shares of common stock, being registered for sale by the selling stockholders. If additional shares of our common stock become available for resale in the public market pursuant to other offerings, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock.

If we fail to continue to comply with the listing requirements of the OTCBB, the price of our common stock and our ability to access the capital markets could be negatively impacted.

We may or may not apply to have our common stock listed on the OTCBB. If we choose to do so we will be subject to certain continued listing standards. We cannot provide any assurance that we will be able to continue to satisfy the requirements of the OTCBB’s continued listing standards. A delisting of our common stock could negatively affect the price and liquidity of our common stock and could impair our ability to raise capital in the future.

Our stock price will be extremely volatile.

The trading price of our common stock will be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our stock.

We will not have an underwriter for our offering and so we cannot guarantee how much, if any, of the offering will be sold.

The common shares offered are being offered by our existing security holders. We have not retained an underwriter to assist in offering the common shares. Our security holders have limited experience in the offer and sale of securities, and as a result, they may be unable to sell any of the common shares.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 3,238,078 shares of common stock are issued and outstanding as of December 31, 2010. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Since our securities are subject to penny stock rules you may have difficulty selling your shares.

Our shares of common stock are “penny stocks” and are covered by Section 12(g) of the 1934 Securities and Exchange Act which imposes additional sales practices which requires broker/dealers who sell Dinello Restaurant Ventures, Inc.’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements.  For sales of our securities a broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

Our Amended and Restated Articles of Incorporation provide for one class of blank check preferred stock solely at the discretion of the Board of Directors.

Our Board of Directors may, at its sole discretion, issue stock from our authorized blank check preferred class.  Shareholders do not have any control regarding the issuance of any shares from this class and may be adversely affected by any such sale both in the form of dilution and the value of their shares.

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Since our Secretary/Treasurer, Diane J. Harrison, as also our Chief Financial Officer, legal advisor and controlling shareholder, there may be a conflict of interest for Ms. Harrison for our company and her other business interests.

Our Secretary/treasurer is our Chief Financial Officer, legal counsel and our controlling shareholder.  Ms. Harrison has the ability to control all business matters and she has provided the legal opinion for our common stock as the President of Harrison Law, P.A.  Her commitment to her law firm clients may cause a conflict with her acting independently regarding our company.  There may also be a conflict with her acting as our Chief Financial Officer and providing legal counsel.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “will,” “would,” “could” and words or phrases of similar meaning. They may relate to, among other things:

•

a reduction in consumer and/or business spending in our market due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, commodity and other prices, events or occurrences affecting the securities and/or financial markets, occurrences affecting our common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors;

•

risks relating to the restaurant industry and our business, including competition, changes in consumer tastes and preferences, risks associated with expanding our business, increases in food and other raw materials costs, increases in energy costs, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, perceived product safety issues, supply interruptions, litigation judgments or, government regulation, our ability to maintain adequate financing facilities, our liquidity and capital resources, prevailing interest rates and legal and regulatory matters;

•

public health issues, including, without limitation risks relating to the spread of pandemic diseases;

•

legal proceedings and regulatory matters; and

•

other risks detailed in “Risk Factors” herein and in our reports filed from time to time with the SEC.

Additionally, our ability to expand our business is dependent upon various factors, such as the availability of capital on favorable terms, the ability to obtain various government permits and licenses, and the recruitment and training of skilled management and restaurant employees.

All forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements made in this prospectus may not prove to be correct.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 421,225 of our outstanding shares of common stock will be eligible for sale under the Securities Act.  We will not receive any proceeds from the sale of the common stock offered through this prospectus.  We will however incur all costs associated with this registration statement and prospectus.  There is no minimum amount of shares that must be sold during this offering.

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DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets or earnings. The selling security holders paid $1,000 for their shares which when divided by the total number of shares they hold provides a small profit on their investment which we believe is a fair return on their investment.  Among other factors considered were:

•

Our eight (8) full year’s operating history,

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Our current share book value;

•

Our management expertise; and

•

Recent additional paid in capital contributions valuing shares at $.10 per share.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 421,225 of the 3,238,078 shares of our common stock issued to them. Selling security holders, both non-affiliates and affiliates, are considered “underwriters” under the Securities Act of 1933, as amended, and as such must sell their shares at the fixed price of $0.10 per share for the duration of this offering. We will not receive any proceeds from such sales. The sale of the securities by the selling security holders is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

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Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus[1]	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete		Position, office or other material relationship to the Company within last three years
				If All Shares sold[2]	If No shares sold[3]
John Paquette	14,525	0.45%	14,525	0%	0.45%	President, Director
Soren Asadou	14,525	0.45%	14,525	0%	0.45%
Catherine A. Bradaick	14,525	0.45%	14,525	0%	0.45%
William B. and Wilma J. Harrison	14,525	0.45%	14,525	0%	0.45%	Father and Mother of Secretary/Treasurer
William B. Harrison, II and Belvey Harrison	14,525	0.45%	14,525	0%	0.45%	Brother and Sister-in-law of Secretary/Treasurer
Victoria Cooper	14,525	0.45%	14,525	0%	0.45%
William B. Harrison, III	14,525	0.45%	14,525	0%	0.45%	Nephew of Secretary/Treasurer
Chad W. Sparks	14,525	0.45%	14,525	0%	0.45%	Nephew of Secretary/Treasurer
Lynnette J. Harrison	14,525	0.45%	14,525	0%	0.45%	Sister of Secretary/Treasurer
Bill Eckert	14,525	0.45%	14,525	0%	0.45%
Donald and Catherine Hejmanowski JTWROS	14,525	0.45%	14,525	0%	0.45%
Deborah M. Igoe	14,525	0.45%	14,525	0%	0.45%
Damon and Jessica Kepes	14,525	0.45%	14,525	0%	0.45%
Joseph L and Meshel L. Coleman	14,525	0.45%	14,525	0%	0.45%
Dylan Kepes	14,525	0.45%	14,525	0%	0.45%
Mark and Deborah Kepes	14,525	0.45%	14,525	0%	0.45%
Eileen Love	14,525	0.45%	14,525	0%	0.45%	Aunt of Secretary/Treasurer
Marisu Neel	14,525	0.45%	14,525	0%	0.45%
Jerry Neel, Jr.	14,525	0.45%	14,525	0%	0.45%
Roland and Betty Owens	14,525	0.45%	14,525	0%	0.45%
Brandi J. Peachy	14,525	0.45%	14,525	0%	0.45%	Niece of Secretary/Treasurer
Martin Mink	14,525	0.45%	14,525	0%	0.45%
Joseph and Ruth Scutero	14,525	0.45%	14,525	0%	0.45%
Karen Wolfson	14,525	0.45%	14,525	0%	0.45%
Keri L. Sparks	14,525	0.45%	14,525	0%	0.45%	Niece of Secretary/Treasurer
Jennifer Thomas	14,525	0.45%	14,525	0%	0.45%
Patrick A. Thomas	14,525	0.45%	14,525	0%	0.45%
Aquilla Withrock	14,525	0.45%	14,525	0%	0.45%
Douglas P. Zolla, Jr.	14,525	0.45%	14,525	0%	0.45%
Totals:	421,225	13.05%	421,225	0%	13.05%

1 On July 28, 2010 the par value of the stock was changed from $1.00 to $0.01.  In addition, on August 10, 2010, the Board of Directors approved of a forward stock split of 1: 175 resulting in another forward increase in the shareholders’ shares.

[2] The percentage of shares held in the event the Selling Security Holders sell all of their 421,225 shares offered in the Offering.

[3] The percentage held in the event the Selling Security Holders sell none of their 421,225 shares offered in the offering.

All of the shares offered by this prospectus may be offered for sale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at the fixed price of $0.10 per share for the duration of this offering. The selling shareholders may affect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders has been declared an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The

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selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the offering they will own no shares in the company upon completion of the offering.

Each selling shareholder acquired their shares under the exemption provided by Rule 4(2) of the Securities Act of 1933, as amended.  The shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the President, John Paquette and our Secretary/Treasurer, Diane J. Harrison.  Each individual had specific knowledge of the Company’s operation that was given to them personally by our officers.  Each individual is considered educated and informed concerning investments such as the $1,000 investment in our Company.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

•

On such public markets as the common stock may from time to time be trading,

•

In privately negotiated transactions,

•

Through the writing of options on the common stock,

•

In short sales, or

•

In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share for nine months after our registration statement is declared effective. In the event the shares of our common stock are traded on the OTCBB or other such exchange, then the selling security holders may sell at the market price. We may or may not apply to have our common stock traded on the OTCBB.  Should we choose not to apply a public market for our common stock may never materialize.

Each security holder invested a total of $1,000 for the purchase of their shares.  Our Secretary/Treasurer Diane J. Harrison, who is not a selling security holder, invested a total of $117,307.76 for the shares she acquired.  Upon effectiveness of this registration statement, the selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer, participating in such transactions as agent, may receive a commission from either the selling security holder or, if they act as agent for the purchaser of such common stock, from the purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.  The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than eight percent (8%) for the sale of any securities being registered.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of December 31, 2010, we have expended approximately $7,225 of the estimated $14,005 cost of this offering. Of the offering costs expended so far we have spent monies for accounting fees, PCAOB audit fees, stock transfer agent fees and our filing fee with the SEC.  We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The selling security holders are deemed underwriters as defined in the 1933 Securities Act, as amended, and any broker-dealers who execute sales for the selling security holders are "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders sell their common stock, they must comply with applicable law and may, among other things, be required:

•

Not to engage in any stabilization activities in connection with our common stock;

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Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•

Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

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The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Mr. Paquette has worked in the hospitality industry for the last ten years for Oz Nightclub and Sports Bars.  As the general manager he was responsible for purchasing of food and beverage as well as labor and advertising.  It is Mr. Paquette’s skills in leading and advertising that we believe made him an ideal fit for our company.  Mr. Paquette works 4- hours per week for our company and provides consulting services on an ongoing basis to his prior employer.

Ms. Harrison holds her Juris Doctorate and is the President of her own law firm since 2000.  While running her law practice Ms. Harrison has been the owner or majority shareholder in a number of small businesses.  She has gained considerable experience in accounting and finance while working with C.P.A.’s, accountants and P.C.A.O.B. auditors.  In addition, Ms. Harrison has become experienced at analyzing businesses that are losing money and developing a strategy to turn them around into profitable operations.  Her skills working with financial professionals provide us with the ability to keep our internal controls over financial accounting very firm.

Table 2.0 Directors and Executive Officers

Name	Age	Position
John Paquette	42	President/Member of the Board of Directors[1]
Diane J. Harrison	52	Secretary/Treasurer/Chairwoman of the Board of Directors

[1] This is the first directorship held by Mr. Paquette in a company that has filed a registration statement or any public company.  Mr. Paquette became President subsequent to his purchase of stock in the company on July 28, 2010.

Background of Executive Officers and Directors

- John Paquette has served as our President and as a member of the Board of Directors since we acquired control of the business on July 28, 2010. Mr. Paquette has spent the last ten (10) years working as a general manager of a company that owns and operates multiple bar/restaurant operations.  As the general manager he has been responsible for all operational aspects of the operation.  Mr. Paquette has been intimately involved in the food operations and personnel requirements of the Company for all of the Company owned operations.

- Diane J. Harrison has served as our Secretary/Treasurer/Chairwoman of the Board of Directors since we acquired control of the business on July 28, 2010. Ms. Harrison is a securities lawyer in private practice and is currently licensed to practice law in Florida and Nevada.  She graduated from Stetson University College of Law in May 2000.  Ms. Harrison was the President of Cheetah Consulting, Inc. n/k/a Vision Industries Corp. [OTCBB:VIIC] from January 2, 2007 until her resignation on December 8, 2009.  She has remained as securities counsel for Vision Industries Corp.  Ms. Harrison was secretary of Coastline Corporate Services, Inc. [OTCBB:CCSV].  From October 31, 2006 until her resignation on January 8, 2007, Ms. Harrison was the Secretary of Avalon Development Enterprises, Inc. n/k/a GuangZhou Global Telecom, Inc. [OTCBB:GZGT].  From August 9, 2006 to October 3, 2006,

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Ms. Harrison was the Secretary of a fully reporting and OTCBB trading company, Irish Mag, Inc., n/k/a China Information Technology, Inc. [NASDAQ:CNIT].  During the periods May 2000 through July 2003 and February 2004 through January 2005, Ms. Harrison was President and Secretary/Treasurer, respectively, of MCFTY National, a fully reporting but non-trading company.   Prior to her legal career, Ms. Harrison worked for the United States Department of Energy (“USDOE”).  She was a systems engineer and the waste package and repository design branch chief for the high-level radioactive waste repository at Yucca Mountain, north of Las Vegas, Nevada.  She spent seven (7) years working for the USDOE.

.SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of December 31, 2010, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 3.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class [1]
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Diane J. Harrison 2701 4th Street N., Unit 102 St. Petersburg, FL 33704	2,816,853	2,816,853	86.99%	86.99%
Common Stock	John Paquette 2701 4th Street N., Unit 102 St. Petersburg, FL 33704	14,525	0	0.45%	0%
Common Stock	All Executive Officers and Directors as a Group	2,831,378	2,816,853	87.44%	86.99%
[1] The percentages assume that all of the shares being offered in this registration are sold.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share, of which 3,238,078 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

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Pursuant to our counsel, Harrison Law, P.A., all of the issued and outstanding shares of common stock are duly authorized, fully paid, validly issued, and non-assessable.  Harrison Law, P.A.’s legal opinion regarding the issued and outstanding common stock appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

During 2008 and 2009, Mr. John Caramello, the prior sole officer and director of the Company, took S-Corp distributions of $40,000 and $7,700, respectively.  No distributions were paid in 2010.  We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Sale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 421,225 outstanding common shares registered for sale by our selling security holders in accordance with the Securities Act of 1933.  Prior to this registration, no public trading market has existed for shares of our common stock. The sale or availability for sale of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

We currently have no shareholder holding shares that are eligible to be sold under Rule 144 of the Securities Act of 1933, as amended.

Transfer Agent and Registrar

We have engaged the services of Island Stock Transfer Inc., 100 2nd Avenue South, Suite 704N, St. Petersburg, Florida, 33701, to act as our transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, they have no direct or indirect interest in us. Drake's report is given based on their authority as an expert in accounting and auditing.  Randall N. Drake, C.P.A., P.A. has provided audited financials for Dinello Restaurant Ventures, Inc. for December 31, 2010 and December 31, 2009.

Diane J. Harrison, Esq., of Harrison Law, P.A., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement; she has a direct interest in the Company.  Ms. Harrison is the Secretary, Treasurer, Director, and a Shareholder of Dinello Restaurant Ventures, Inc. and she is providing the legal opinion on the validity of our common stock.  Accordingly, there may be a conflict of interest.  Her commitment to clients of her law firm may create a conflict of interest with our Company operating independently.  Such conflict of interest would likely cause investors to lose all or part of their investment in the event decisions made on behalf of her clients from her law practice were to be placed ahead of the interests of our Company.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do include a provision for indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XV, Section 3, permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Dinello Restaurant Ventures, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

The Company was incorporated under the laws of the State of Florida on April 2, 2003 under the name Dinello Restaurant Ventures, Inc.  The company was organized to sell pizza, pasta and traditional “grinder” sandwiches to the general public. The Company does not have any subsidiaries or related companies.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business model within the next twelve months.  In the event we need to raise additional capital, we will seek funds from private sources, as well as the sale of stock in the company.  In the event the company chooses to sell stock it will file a Form D with the Securities and Exchange Commission and prepare a private placement memorandum for distribution to accredited investors. Management believes that it does have a fiduciary responsibility to its shareholders and under specific circumstances, those that will create additional shareholder value, the Company will consider a merger, acquisition, roll-up or other business combination to increase shareholder value.

The Company has had no related transactions with any related persons, promoters or control persons that have had an interest in our business.

DESCRIPTION OF BUSINESS

Business Development

Dinello Restaurant Ventures, Inc. (“Dinello”) was incorporated on April 2, 2003 under the laws of the State of Florida. With eight (8) years of operation, the restaurant has increased sales and has profits and losses during our eight (8) years in business.  Dinello currently sells to the public at large.  We are in a commercial building that occupies two (2) different units comprising approximately 1,700 square feet.  The store is located on a main artery of the City of St. Petersburg that runs from the far south of the city to the far north of the city.   This location was originally chosen for its exposure to the high volume of drive-by traffic daily.

The business faces west with a back-lighted sign for night.  The front of the store is decorated in traditional Italian flag colors to highlight the theme of the restaurant.  The dine-in area has been remodeled since the new officers took control. There is an interior seating area that provides seating for approximately 32 people.  Seating is at small tables and two (2) large booths.  There are two 50” high-definition televisions for the convenience of our dine-in customers.

Mr. John Caramello developed the business model for Dinello Restaurant Ventures, Inc. capitalizing on his expertise and experience from his ten (10) years as general manager of a multi-unit pizza operation. The business model is geared to the public at large ..  We process our own food rather than have our dough and vegetables shipped to store. Since the ideal fermenting period for pizza dough is 24-36 hours we make our own dough daily so we have the freshest dough possible for our pizza.  In addition, the business located next to ours in the same commercial building is a produce company.  To access the freshest produce for our store on a daily basis we make all of our produce purchases daily from the produce business next door, so our pizzas and sandwiches have the freshest vegetable toppings available.   It is our belief that to maintain a strict 24-36 hour fermenting for our pizza dough we need to have the dough mixing process under our direct control in-store.

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We are currently developing a business model to supply help for banquets as well as offering catering to parties, businesses and conventions at the local hotels.  Many of the hotels that offer facilities for meetings also need to contract with outside sources for food catering and personnel to serve the food.  We believe that this is a market that can be penetrated more fully than has been done in the past by Caramello’s Pizzeria.   As of December 31, 2010 we did not derive any of our revenue from our banquet or catering business.  We do not have any written agreements with any hotels, banquet rooms or hospitals to provide such services and we may never be able to provide such services.

Our prior President, John Caramello, historically tracked the store sales by the hour to determine the optimum hours of operation from this location.  We operate daily from 11:00 a.m. to 10:00 p.m. Monday through Saturday.  On Sunday our hours of operation are from noon to 9:00 p.m.  Our sales history by hour shows these to be the optimal hours for sales of our items.

Mr. Caramello resigned his position with the Company on July 28, 2010 when he sold all of the stock in the corporation to the current shareholders.

Our Business

(1) Principal Products or Services and Their Markets

We provide made to order pizza, pasta and sandwiches to the general public on a daily basis.  We currently have the following equipment and modifications installed for cooking:

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Two (2) Middleby Marshall pizza ovens with time and temperature controls with exhaust

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An American Pane 13 x 18’ walk-in refrigerator

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Two (2) 18 cubic foot freezers

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Two (2) reach-in coolers for ready to eat food and beverages

Our food preparation area is designed to meet food safety principles and our employees are specifically trained in food safety preparation of pizza, pasta and sandwiches.  Our food is targeted to those individuals that want food prepared fresh to order with a menu variety.  In addition to our entrée menu offerings we have appetizers and desserts.

While we offer our food to the public at large, we concentrate on family business.  We make use of our own website www.caramellospizza.com as well as our Twitter and Facebook pages to target the typical family of four (4) in our market area.  We began using direct mail targeting households with income of $70,000 - $140,000 with two (2) children or more, but found this approach to be ineffective.  Now, our advertising campaign consists primarily of the distribution of coupons (1) to local homes and businesses by employees walking the delivery area and (2) to customers with their delivery and take-out orders.  The coupons have a dollar value to deduct from their order regardless of the items purchased (such as a “$3.00 OFF” coupon) rather than requiring the customer to purchase a specific item to receive the discount.  We took this approach to separate our business model for  marketing from our big box competition such as Pizza Hut®, Dominos® and Papa John’s®.

(2) Distribution Methods of Our Products

The primary delivery of our products is through vehicle delivery from our location. Our customers call in for a delivery and the order is processed and assigned to a driver.  Drivers work on a rotating basis so all drivers receive deliveries for the shift.  Each driver is required to provide their own vehicle and private insurance.  Our sales are comprised of 75% delivery.

Customers can also call in for a pickup of our products.  An order is taken and the customer is given a time within his/her order will be ready for pickup.  Approximately 20% of our business is from pickup (take-out) customers.

In late December of 2010 we modified our website to allow our customers to order online.  It is too early to assess the benefits from this new method of ordering.

Customers may also dine in the restaurant.  The customer orders from our central ordering station and we bring the food to their table.  This represents approximately 5% of our business.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. We do believe however that the quality of our pizza, pasta and sandwiches is what has allowed our restaurant to remain viable.  Our new

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President believes that we can develop additional menu items that will be different from our competitors and will allow us to target a larger market segment.

(4) Our Competition

To compete effectively in the pizza industry, a company must understand and then respond to the specific needs of the customer. Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer additional product offerings and services not provided by us. Many also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives. Our competitors have methods of operation that have been proven over time to be successful.

Since we are in a recessionary period our large competitors have chosen to advertise extremely low pizza prices in an effort to gain sales.  Our former President John Caramello chose not to compete on a price basis and continued an advertising campaign based on quality.  Our incoming President John Paquette has extensive experience in advertising and the company has chosen to compete by offering special coupons with price discounts based on the total dollar value of an order.  Our initial results show that this method is gaining new customers faster than the old advertising campaign.

We do believe that our large competitors such as Domino’s, Papa John’s and Pizza Hut will determine our strategy and will likely try a similar local advertising campaign.  This will likely cause us to further develop targeted advertising through sources not used by our competition.

 (5) Sources and Availability of Raw Materials

At this time we do not see a critical dependence on any supplier(s) that could adversely affect our operations.  There are many different manufacturers of the types of food products we need.  The availability of certain of our products used in making pizza is directly affected by market pricing.  Fluctuations in the cost of flour and cheese directly impact the cost of goods sold and our potential profits however we are not limited as to who we can purchase our raw materials from.  Since these two products are commodities their wholesale prices vary according to the supply and demand.

As a result of the drought and then floods in Russia the wheat used in flour is not available in the quantities normally seen.  As a result the wholesale prices of high protein gluten flour used in our dough are high and we do not see a decrease in prices any time soon.  These higher prices have caused us to adjust our prices on our individual pizzas upward to offset some of this increase in our costs.

The price of cheese has also seen a large increase in wholesale pricing over the last several months.  Since the main topping on all pizzas is cheese we had to include higher cheese costs in our decision to raise the prices on our pizzas.

(6) Dependence on Limited Customers

We do not have any limitation on customers at this time.  Presently we are not soliciting business outside of the five (5) mile delivery area that we have established for our delivery service.  For carry-out and dine-in business there are no geographical limitations.  The area we are in has approximately 35,000 rooftops from which we draw our normal business.  If we are able to expand our business we will expand our delivery area to cover a larger population base.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do own the domain name caramellospizza.com as well as a Twitter and Facebook page.   We may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

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These agreements will not be breached;

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We would have adequate remedies for any breach; or

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Our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

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We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

We are required to have a local business license as well as a sales tax resale license.  In addition we are required as an employer to maintain worker’s compensation insurance and pay into the Florida unemployment compensation fund.

The City of St. Petersburg, Pinellas County Florida and the State of Florida require that during each shift there must be at least one individual with a SafeServ Food Safety Certification to supervise the employees and the preparation of the food.  We must also develop a HACCP (Hazard Analysis and Critical Control Point) program and maintain a constant vigilance under this program to prevent violations of the food safety laws on a local, county and state level.

(9) Government Regulation

As a company providing food to the public we are subject to certain local, state, and federal regulations.   There are no federal or state regulations that require a special business license for our business however the City of St. Petersburg requires us to maintain a yearly business license. In addition we have a license for our patrons to consume beer and wine on the premises.  This requires us to have a special permit from the Florida Department of Professional Business Regulations for Alcohol and Tobacco.  The state does send inspectors to our business periodically to insure that we are maintaining food safety.

As a Florida corporation we must file an annual report with the Department of State in Florida.   We also have a sales tax report that we must file on a monthly basis through the State of Florida Department of Taxation online service.

(10) Research and Development during Our Last Two Fiscal Years

During the last two fiscal years we do not know of any specific research and development that took place.  Since the change in control on July 28, 2010 we have begun researching the development of different pizzas, pasta and sandwiches to be offered.  The cost of our research and development of alternative offerings is limited and we do not feel the cost of developing additional offering will have any significant impact on our profitability.

In addition to researching new food offerings we are currently researching small changes to our business model.  This would include pursuing more catering business as well as supplying personnel as servers at large conventions.

(11) Cost and Effects of Compliance with Environmental Laws

As a restaurant we are subject to federal, state or local environmental laws.  All of the grease generated during our cooking processes must be removed by a certified contractor.  As a small single store the monthly cost of the removal we do not feel has a or impact on our expenses.

(12) Our Employees

At December 31, 2010 there were five (5) full-time employees and five (5) part-time employees.  Our President, John Paquette, is also a shareholder in Dinello. At the present time, Mr. Paquette devotes approximately 40 hours per week to the Company.  As the business increases, he will dedicate more of his time to our operations if necessary.  In addition, Diane J. Harrison our Secretary/Treasurer devotes approximately 40 hours per week to Dinello Restaurant Ventures, Inc.  Ms. Harrison has a law firm that works with small public companies and their reporting requirements as well as with private companies dealing with corporate matters.

Reports to Security Holders

We will be required to file reports and other information with the U.S. Securities and Exchange Commission (“SEC”) when our registration statement is effective and we are a fully reporting company. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>. We believe that we will be an electronic filer making our information available through an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  This information may be found at www.sec.gov.

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We are not required by the Florida Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes contained elsewhere in this prospectus. This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are an operating company that is seeking to expand operations when we believe the current economic downturn has stopped. We have an operating history and have generated revenues in every period in which we have been operational. We have yet to undertake any expansion activity. We believe the economy is in the latter stages of an economic downturn and there is a reasonable likelihood that increased revenues can be derived from our business in the foreseeable future when our economy begins to improve.   If we are able to increase revenues there is no guarantee that we will be able to generate any profits.  We do not believe that our operation will require us to acquire additional capital that can provide the company cash for its operations over the next twelve (12) months.

Our Board of Directors believes that we cannot expand as an on-going business during the next twelve months since we are in an economic downturn.  Management believes that it must follow a prudent strategy of keeping any profits in the company to avoid having to take on any debt.  Both of our officers/directors have therefore decided to forego any cash compensation until we believe that the economy has begun to change and our revenues increase accordingly.

Our future financial success will be dependent on the success of our ability to generate more revenue through an aggressive direct marketing campaign targeting homeowners in our specific target market area. Any significant revenue increases may take years to complete and future cash flows, if any, are impossible to predict at this time.  Since we are in a highly competitive industry where the failure rate for small individual restaurants is at an all time high management is developing a business model that will concentrate on cost control with slow business development.

Results of Operations

General

The following table shows our revenues, expenditures and net income for the periods ended December 31, 2010 and 2009 (audited).

Table 4.0 Revenues, Expenditures and Net Income

Period Ended:	Revenue	Expenses	Provision For Income Taxes	Net Income (Loss)
December 31, 2010	$ 445,929	$ 468,758	$ 0	$ (17,376)
December 31, 2009	$ 564,509	$ 560,293	$ 0	$ 3,585

Results of Operations for the Period Ended December 31, 2010

For the year ended December 31, 2010 our revenue decreased by $118,580 or 21%.  We did incur a loss during the period considering our net income dropped to a loss of $17,376.  Our decrease in revenue and profits we believe are closely related to the downturn in the economy.  Out total number of customers dropped as well as the average ticket sales of our orders.  A drop in average ticket sales in our industry is usually related to how the macroeconomic economy is performing.  The Company was under the control of Mr. John Caramello who we believe did not take a proactive management response to the changing economy.  Accordingly we saw the drop in both revenue and profits.  As a direct result of his failure to respond to the continuing decline in the economy, the revenue and profits for the fiscal year 2010 were impacted negatively.

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During the year ended December 31, 2010 we saw fluctuations in the commodities that are most important to our operations:  cheese and flour.  The fluctuations in costs were not properly calculated to take advantage when costs were low, and, as a result, we did not take advantage of any dips in the costs of these two major food items.  The shelf life of properly stored flour would have allowed for additional purchases when costs were low thereby reducing some of our cost of goods sold.

Our cash and cash equivalents of $9,387 represent an increase of approximately 350% from the same period in 2009.  We believe that we have sufficient cash for operations to continue through our next year.

Results of Operations for the Year Ended December 31, 2009

For the year ended December 31, 2009 our revenue decreased by $2,530 or 0.5% from 2008.  We did not incur a loss during the period although our net income dropped to $3,585 or 91%.  Our decrease in revenue and profits we believe tracked closely to the downturn in the economy.  While our numbers were not significantly lower, we believe that prior management did not accurately prepare for the severe downturn in the economy.

During the year ended December 31, 2009 the take-out / delivery / dine-in pizza industry as a whole began to see a downturn in business.  By not taking advantage of cost cutting measures during the fiscal year 2009, the company was unprepared for the deep recession that hit the restaurant industry in the year 2010.

Our cash and cash equivalents of $2,640 represent a decrease from the same period in 2008.  Prior management believed that the company had sufficient cash for operations to continue through the next year.  By July 2009, it became apparent to the prior management that changes needed to occur to support the business during the recession.  Present management believes this is why Mr. Caramello sold all of his stock in the corporation.

Liquidity & Capital Resources

Since inception the company has concentrated its efforts in developing a specific menu geared for pizza, pasta and grinder sandwiches for sale to the general public.  Management believed it could capitalize on the number of consumers who preferred quality to the big box store offering of what we believe are average products sold that are similar to our offerings.

Our internal liquidity is provided by our operations. Our total current assets not exceed our current liabilities due to the fact that the current shareholders purchased the business without any financing and the current revenue is sufficient to pay all of the bills of the company without any borrowing or terms exceeding weekly payment for any products or services.  Management believes that in the fiscal year 2011 the Company will show a revenue increase and may show a profit.  Management forecasts our profits to be minimal.  Management does believe that revenues are increasing and operations should be sustainable in the long-term of at least twelve (12) months due to the increase in cash flow from sales of the company.  In the event the company needs additional funds, our management believes that a small business loan should be obtainable on reasonable terms due to the Company having no debt and owning all of the assets of the corporation free and clear of any encumbrances.

In the event we are unable to generate sufficient funds to continue our business efforts, we will seek additional capital through a private placement of our common shares or debt financing.  If we are pursued by a larger company for a business combination we will analyze all strategies to continue the company and maintain or increase shareholder value.  Under these circumstances we would consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination for the purposes of continuing the business and maintaining or increasing shareholder value.  Management believes its responsibility to maintain shareholder value is of paramount importance, which means the Company should consider the aforementioned alternatives in the event funding is not available on favorable terms to the Company when needed.

We have been offered a limited credit line by one of our food suppliers.  We declined the use of this credit facility because it was too limited and would potentially affect our ability to receive greater and better credit facility in the future.  This company supplies approximately 90% of the food we use in the store for our sandwiches, pasta and pizzas.  They have offered terms of two weeks with no interest on the outstanding balances due.  We will not exercise this option since the store is self-sufficient.  In the event cash flow was to tighten, management would consider this credit facility as well as seek better credit facility to ease our cash flow.

We have not entered into any discussions with any companies, financial institutions, investment banks, broker-dealers, promoters or other parties regarding the pursuit of any business combination that would result in a change in control.  We set forth above the circumstances under which this would occur, keeping in mind the fiduciary responsibility of management to maintain shareholder value.

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DESCRIPTION OF PROPERTY

Our principal business address is at 2701 4th Street North, Units 102/103, St. Petersburg, Florida 33704, which is a commercial building fronting a major north/south thoroughfare in the city.  We do not own the building but lease the premises which are approximately 1,700 square foot.  The building has one other tenant which is a fresh produce company.  The tenant, City Produce has been located at this site for the same seven years as our Company.  The building is a single story stucco building that is in satisfactory condition. We own our furniture, POS system, ancillary equipment, and office supplies and all of the related equipment purchased for use in a restaurant.  The Company has no leased equipment for business purposes.  All furniture, fixtures and equipment is owned without any liens or encumbrances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than the following:   The Secretary/Treasurer of our Company, Diane J. Harrison, is also the President of Harrison Law, P.A., the firm providing the opinion as to the validity of the shares in our Company.  During the last half of 2010, Ms. Harrison loaned the Company a total of $26,308.  On December 31, 2010, Ms Harrison converted this loan into stock at $0.10 per share.  Ms. Harrison is a licensed attorney in good standing in Florida and Nevada.  Anyone considering purchasing shares in our Company must be aware that there may be a conflict of interest for Ms. Harrison as majority Shareholder and the President of our Company and her providing the legal opinion as to the legality of our shares.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. We rely on our Secretary/Treasurer, Diane J. Harrison, for our audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Ms. Harrison as both our Company Secretary/Treasurer and our audit committee financial expert is not detrimental to the Company. Ms. Harrison has an understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the issuer’s financial statements ; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Ms. Harrison has gained this expertise through her formal education and experience with public reporting companies. She has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. Once we are fully reporting with the SEC, we may or may not apply to have our common stock included for quotation on the FINRA OTC Bulletin Board.  However, until such a decision is made and an application is accepted and trading of our stock on the FINRA OTC Bulletin Board begins shareholders who wish to sell their shares will have to sell their shares in privately negotiated transactions at the fixed price of $0.10 per share for the duration of this offering.  There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the FINRA OTC Bulletin Board price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other consulting services or accounting related business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons

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which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.  There are no shares of common stock that could be sold by an affiliated selling shareholder according to Rule 144.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have thirty (30) stockholders of record of our common stock as of December 31, 2010.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our President and Secretary/Treasurer, and the most highly compensated employee and/or executive officer who served at the end of the fiscal years December 31, 2010 and 2009, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2010 and 2009, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 5.0 Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
John Caramello[1], President, Secretary and Treasurer	2010	16,500	-0-	-0-	-0-	-0-	-0-	-0-	16,500
	2009	23,650	-0-	-0-	-0-	-0-	-0-	17,329	40,979
John Paquette[2], President and Director	2010[4]	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Diane J. Harrison[3], Secretary/Treasurer and Director	2010[4]	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

[1] There is no employment contract with Mr. Caramello at this time. Nor are there any agreements for compensation in the future. Mr. Caramello has sold all of his stock in the company and has resigned all of his positions and is no longer affiliated with the Company as of July 28, 2010.

[2]There is no employment contract with Mr. Paquette at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[3] There is no employment contract with Ms. Harrison at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[4] Both Mr. Paquette and Ms. Harrison have forgone any cash compensation during the fiscal year 2010. Their experience dictates that any cash compensation at this time would be counterproductive to the financial security of the company.  Should the company generate sufficient cash flow and profits in the fiscal year 2011 both Mr. Paquette and Ms. Harrison will be compensated.  Any compensation will be decided if and when profitability comes ..

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Table 6.0 Outstanding equity awards for 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value Of Shares Of Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Caramello, President, Secretary and Treasurer	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John Paquette, President and Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Diane J. Harrison, Secretary/Treasurer and Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Table 7.0 Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
John Caramello, President, Secretary and Treasurer	16,500	-0-	-0-	-0-	-0-	-0-	16,500
John Paquette, President and Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Diane J. Harrison, Secretary/Treasurer and Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Additional Compensation of Directors

As of December 31, 2010, all of our directors are unpaid. Compensation for the future will be revisited as the Company’s performance and income improves.  If and when the company becomes profitable director compensation will be set by the Board of Directors with shareholder approval.

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Board of Directors and Committees

Currently, our Board of Directors consists of John Paquette and Diane J. Harrison, Chairman.  We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors believes that, for 2011, our Chairman/Secretary/Treasurer, Diane J. Harrison, has developed disclosure controls and procedures that are in keeping with the intent of the regulations.  Ms. Harrison and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.  Management has the responsibility for establishing and maintaining adequate controls over the financial reporting of our Company.  Our controls and procedures include, without limitation, those designed to ensure that information to be disclosed is recorded, processed, summarized and reported within the appropriate time periods and that the information is communicated to management, including its principal executive officer and principal financial officer, as appropriate, regarding timely disclosure.  There were no disclosure requirements for 2009 and 2010 except for income tax reporting.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Chairman/Secretary/Treasurer, Diane J. Harrison, will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found various weaknesses in the controls that were established for 2009 and 2010.  These weaknesses, discovered during the audit of our financial statements for the years ended December 31, 2010 and 2009, are being addressed by the new management.  Since the change in ownership on July 28, 2010, management has instituted numerous changes to the system of internal control over financial reporting.  As of this filing, our Chairman/Secretary/Treasurer, Diane J. Harrison, believes that the Company will be able to provide timely and accurate reports and keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be additional changes in our internal control over financial reporting, these changes will be made available in our reports filed with the Securities and Exchange Commission.

CODE OF ETHICS

We adopted a Code of Ethics as of July 31, 2010 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that an issuer files with, or submits to, the Commission and in other public communications made by our Company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

CORPORATE GOVERNANCE

We are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  Further, we have not applied for a listing with a national exchange or in an inter-dealer

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quotation system which has requirements that a majority of the board of directors be independent.  We have conducted regular Board of Director meetings on the last business Friday of each quarter for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings, each shareholder is given specific information on how he/she can direct communications to the officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.  We have no independent directors on our Board of Directors as defined in Item 407 of Regulation S-K.

EXPERTS

Certain of the financial statements of Dinello Restaurant Ventures, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited or reviewed by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 13, 2010, we engaged Randall N. Drake, C.P.A., P.A. ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Dinello Restaurant Ventures, Inc. by Harrison Law, P.A., 6860 Gulfport Blvd. South, No. 162, South Pasadena, Florida, 33707.  The relationship between our Secretary/Treasurer and the President of Harrison Law, P.A. may create a conflict of interest with our Company operating independently by Harrison Law, P.A. providing the opinion of the validity of the shares of the Company.

CONFLICT OF INTERESTS

The Secretary/Treasurer of our Company Diane J. Harrison is also the principal in the firm of Harrison Law, P.A.  This firm is providing the opinion as to the validity of our shares.  There could be a conflict of interest that could arise if a client of Dinello’s was also a client of Harrison Law, P.A. and it was necessary for Harrison Law, P.A. to put the interests of the client above those of Dinello’s.  Currently there are no mutual clients of Harrison Law, P.A. and Dinello Restaurant Ventures, Inc.  In the event a client is referred by Harrison Law, P.A. to Dinello’s there is no financial arrangement whereby Harrison Law, P.A. receives any of the monies earned by Dinello Restaurant Ventures, Inc.  The only fees paid to Harrison Law, P.A., if any, will be for legal advice and work.

WHERE YOU CAN FIND FURTHER INFORMATION

Dinello Restaurant Ventures, Inc. will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Dinello Restaurant Ventures, Inc. has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Dinello Restaurant Ventures, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

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FINANCIAL STATEMENTS

CONTENTS

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Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Dinello Restaurant Ventures, Inc.:

We have audited the accompanying balance sheets of Dinello Restaurant Ventures, Inc. as of December 31, 2010 and 2009 and the related statements of income, stockholders’ equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dinello Restaurant Ventures, Inc. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA Randall N. Drake, CPA, PA

Clearwater, Florida

February 3, 2011

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DINELLO RESTAURANT VENTURES, INC.

Balance Sheets

	As of
	December 31, 2010 (audited)	December 31, 2009 (audited)

ASSETS

Current Assets:
Cash and Cash Equivalents	$ 9,387	$ 2,640
Note Receivable	0	250
Inventory	4,915	4,012
Total Current Assets	14,302	6,902

Property and Equipment, net of depreciation of $50,052 and $47,970	18,378	10,683

Total Assets:	$ 32,680	$ 17,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$ 3,304	$ 0
Accrued Expenses	23,982	16,100
Total Current Liabilities	27,286	16,100

Long Term Liabilities – Shareholder Notes	-	5,022
Total Liabilities	27,286	21,122

Stockholders' Equity:
Common Stock, $0.01 and $1.00 per share par value; 500,000,000 and 100 shares authorized; and 3,238,078 and 100 issued outstanding as of December 31, 2010 and December 31, 2009, respectively	32,381	100
Additional Paid in Capital	34,027	40,000
Accumulated Deficit	(61,014)	(43,638))
Total Stockholder’s Equity (deficit)	5,394	(3,538)
Total Liabilities and Stockholders' Equity (Deficit)	$ 32,680	$ 17,585

The accompanying notes are an integral part of these statements.

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DINELLO RESTAURANT VENTURES, INC.

Statements of Operations

	For the Year Ending, December 31, 2010	For the Year Ending, December 31, 2009
Revenue:
Sales	445,929	564,509
Less direct costs	113,237	213,876
	332,692	350,633

Cost and Expenses:
General and Administrative	353,439	344,357
Depreciation Expenses	2,082	2,060
	355,521	346,417

Operating Income (Loss)	(22,829)	4,216

Other Income (Expense)	471	-
Forgiveness of shareholder loan	5,022	-
Interest Expense	(40)	(631)
	5,453	(631)

Net Income (Loss)	$ (17,376)	$ 3,585

Basic and diluted earnings per share	$(0.01)	$0.00

Weighted average shares outstanding	2,975,000	2,975,000

The accompanying notes are an integral part of these statements.

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DINELLO RESTAURANT VENTURES, INC.

Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Equity
	Shares	Amount

Balance as of December 31,2008	100	$ 100	$ 40,000	$ (39,523)	$ 577

Distribution				(7,700)	(7,700)

Net Income				3,585	3,585

Balance at December 31, 2009	100	100	40,000	(43,638)	(3,538)

Recapitalization (500,000,000 shares Authorized at $0.01 par value) July 28, 2010	(100)	(100)	100

Stock Split 29,750:1 July 28, 2010	2,975,000	29,750	(29,750)

Stock for Debt	263,078	2,631	23,677		26,308

Net Loss				(17,376)	(17,376)

Balance at December 31, 2010	3,238,078	$ 32,381	$ 34,027	$ (61,014)	$ 5,394

The accompanying notes are an integral part of these statements.

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DINELLO RESTAURANT VENTURES, INC.

Statements Cash Flows

	For the Year Ending, December 31, 2010	For the Year Ending, December 31, 2009
Cash Flows from Operating Activities:
Net Income (Loss)	$ (17,376)	$ 3,585
Adjustments to reconcile Net Income (Loss) to net cash used in operating activities:
Depreciation and amortization	2,082	2,060
Forgiveness of shareholder loan	(5,022)	-
Write off of employee receivable	250	-
Changes in operating assets and liabilities:
Inventory	(903)	(433)
Accounts payable	3,304	-
Accrued expenses	7,881	13,508
Total adjustments to net income (loss)	7,592	15,135
Net Cash Flows Provided (Used) by Operating Activities	(9,784)	18,720

Net Cash Flows from Investing Activities:
Equipment Purchase	(9,777)	-
Net Cash Flows Used in Investing Activities	(9,777)	0

Cash Flows from Financing Activities:
Proceeds from related party loan	26,308	-
Repayments to related parties	-	(6,484)
Distributions and return of equity	-	(7,700)
Net Cash Flows Provided (Used) by Financing Activities	26,308	(14,184)

Net increase in cash	6,747	4,536

Cash - Beginning of period	2,640	(1,896)

Cash – End of period	$ 9,387	$ 2,640

Supplemental Disclosures:
Interest Paid	$ 40	$ 631
Income Taxes Paid	-	-

On December 31, 2010 the major shareholder converted 26,308 in debt to 263,078 shares of common stock.

The accompanying notes are an integral part of these statements.

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Dinello Restaurant Ventures, Inc.

Notes to Financial Statements

For the years ended December 31, 2010 and 2009

NOTE 1.

ORGANIZATION AND DESCRIPTION OF BUSINESS

Dinello Restaurant Ventures, Inc. (the Company) was incorporated under the laws of the State of Florida on April 2, 2003.  On that same date the Company filed a Fictitious Name application to do business as “Za Za’s Pizza & Grinders.”  Shortly thereafter, the Company decided on a new “dba” name and filed a Fictitious Name application to do business as “Gumby’s Pizza & Grinders.”  The Company operated as Gumby’s Pizza & Grinders until April 13, 2010 when it filed a new Fictitious Name application to do business as “Caramello’s Pizzeria.”  On July 28, 2010 the sole shareholder of Dinello Restaurant Ventures, Inc. sold 100% of the outstanding stock to the current shareholders.  The Company currently operates one location in St. Petersburg, Florida.

The Company is a pizzeria which strives to provide its customers high quality cuisine and exceptional service in an enjoyable dining environment.  The Company strives to maintain quality and consistency in its restaurants through the careful training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel.

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates.  The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Cash and Cash Equivalents.  The majority of cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory.  Inventory is stated at the lower of cost (first in – first out) or market.  Market is generally considered to be the net realizable value.  The inventory at each year end consisted of food stuffs and supplies with a limited life.

Property and Equipment.  Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at December 31, 2010.

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Dinello Restaurant Ventures, Inc.

Notes to Financial Statements

For the years ended December 31, 2010 and 2009

 (Continued)

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Assets.  Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition

Sales revenues are recognized at the point of sale or at the time product is delivered to the customer. Delivery charges are included in the sales revenues.  Additionally, revenues are presented net of discounts and exclude all sales taxes. Typically the Company does not offer credit to its customers.  Management has determined that no allowance for expected merchandise returns is required.

Share-based Compensation.  The Company issues stock options whereby all share-based payments to employees, including grants of employee stock options are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company may issue restricted stock for various business and administrative services.  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   There was no share-based compensation paid in 2009 or 2010.

Advertising.  The costs of advertising are expensed as incurred.  Advertising expense was $27,695 and $31,046 for the years ending December 31, 2010 and 2009, respectively.

Income Taxes.  For the years ended December 31, 2010 and 2009, the Company has elected to be taxes under Sub-chapter S of the Internal Revenue Code.  As such, the Company’s income or loss is reported on the shareholders’ personal returns.  Therefore no provision for income taxes is presented.

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Dinello Restaurant Ventures, Inc.

Notes to Financial Statements

For the years ended December 31, 2010 and 2009

 (Continued)

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On January 1, 2011, the Company revoked its S-Corporation election and thereafter will be taxed at the corporate level.  For years after 2010, the Company will account for income taxes using the liability method where deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings per Share.  Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares plus the effect of the dilutive potential common shares outstanding during the period using the treasury stock method. There are no share equivalents for any periods presented and, thus, anti-dilution issues are not applicable

Recent Accounting Pronouncements.  The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to December 31, 2010 through the date these financial statements were issued.

Subsequent Events

The Company has evaluated subsequent events through February 3, 2011 to assess the need for potential recognition or disclosure in this report.  Based upon this evaluation, management determined that all subsequent events that require recognition in the financial statements have been included.

NOTE 3.

PROPERTY AND EQUIPMENT

Property and Equipment, as of December 31 consists of:

	2010	2009
Property and Equipment	$ 68,430	$ 58,653
Accumulated Depreciation	50,052	47,970
Property and Equipment, net	$ 18,378	$ 10,683

Depreciation expense was $2,082 and $2,060 for the years ended December 31, 2010 and 2009, respectively.

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Dinello Restaurant Ventures, Inc.

Notes to Financial Statements

For the years ended December 31, 2010 and 2009

 (Continued)

NOTE 4.

RELATED PARTY TRANSACTIONS

During 2009, the sole stockholder took distributions of the S-Corporation earnings of $7,700.  On July 28, 2010, the sole stockholder sold 100% of his holdings to new stockholders.  No distributions of earnings were made in 2010.

During the last half of 2010, the major shareholder loaned the Company $26,308 in short-term non-interest bearing loans.   On December 31, 2010, she elected to convert the shareholder loans to stock at $0.10 per share.

NOTE 5.

STOCKHOLDERS’ EQUITY

During the year ended December 31, 2009, the Company had 100 shares of common stock issued and outstanding.  In July of 2010, the sole stockholder sold 100% of his shares to new owners.  The new Board of Directors with the consent of the new stockholders amended the articles of incorporation to reduce the par value from $1.00 to $0.01and to increase the authorized shares from 100 shares of common stock to 500,000,000 of common stock.  In addition the original 100 shares were split into 2,975,000 shares.

There were no preferred shares authorized in either year.

On December 31, 2010, a loan, from a shareholder in the amount of $26,308, was converted to 263,078 shares of common stock at $0.10 per share.

The Company has no options or warrants outstanding in either year.

NOTE 6.

COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

The Company operates in a leased facility in St. Petersburg Florida.  The lease was started in March 1, 2003 with an initial term of three (3) years and is in the second of five possible three year extensions.  The current extension will end on February 28, 2012.  The monthly lease amount in this extension is $1,985.

Total rent expense for the years ended December 31, 2010 and 2009 was $25,481 and $25,297, respectively.

The Company’s commitments for minimum lease payments under these operating leases for the next five years and thereafter as of December 31, 2010 are as follows:

Period ended December 31,
2011	$ 23,814
2012	4,234
2013	-
2014	-
2015	-
Thereafter	-
$ 28,048

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Link to Financial Statements

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Dinello Restaurant Ventures, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$4.89
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$1,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$0.00
Transfer Agent's Fees and Expenses	$1,000.00
Miscellaneous	$2,000.00
Total	$14,004.89

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 14   Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Article XV, Paragraph 3 of our By-Laws permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or his actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

There have been no issuances and/or sales of Dinello Restaurant Ventures, Inc.'s common stock without registration during the last three years.

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Item 16.  Index of Exhibit s

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-1. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Amended and Restated Articles of Incorporation
3.3	By-Laws
5	Opinion Regarding Legality and Consent of Counsel by Harrison Law, P.A.
14	Code of Ethics
23	Consent of Experts and Counsel: Independent Auditor's Consent by Randall N. Drake, C.P.A.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of Title 17 of the Code of Federal Regulations Chapter II, Securities and Exchange Commission) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Petersburg, Florida, on March 7, 2011.

(Registrant) DINELLO RESTAURANT VENTURES, INC.

By: /s/ John Paquette
John Paquette
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Name	Title	Date
/s/ JOHN PAQUETTE	Principal Executive Officer, President, Director	March 7, 2011
John Paquette

/s/ DIANE J. HARRISON		March 7, 2011
Diane J. Harrison	Principal Accounting Officer, Chief Financial Officer, Secretary, Treasurer, Chairman of the Board of Directors

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